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                        PROGRAM PRODUCT LICENSE AGREEMENT

THIS PROGRAM PRODUCT LICENSE AGREEMENT (this "Agreement") is made on the 29th day of June, 2000 between BCB VOICE SYSTEMS INC., a company incorporated pursuant to the law of Ontario, with its principal place of business at 240 Riviera Drive, Markham, Ontario, Canada L3R 5MI (Hereinafter referred to as "BCB") and LERNOUT & HAUSPIE SPEECH PRODUCTS N.V. a company incorporated pursuant to the law of Belgium, with its principal place of business at Flanders Language Valley 50, 8900 Ieper, Belgium (Hereinafter referred to as "L&H")

Subject to payment by L&H to BCB when due of the following License Fee and Royalties amounts also subject to the terms and conditions of this Agreement, BCB grants to L&H a non-exclusive, perpetual and world-wide license to use and sublicense the use of the Licensed Program described below.


Names of
Licensed Program    License Fee        Royalties Payable  Payment Due Dates
----------------    -----------        -----------------  -----------------
VoiceFLOW           $680,000.00 US     $220,000.00 US     Upon signing of this
                                                          Agreement
                                       $220,000.00 US     On June 30, 2001
                                       $220,000.00 US     On June 30, 2002
                                       --------------
                                       $660,000.00 US


Terms of Payment

         All payments are due and payable on the dates specified above. Any amount not paid on or before the due date bears interest at the rate of one (1%) percent per month (twelve (12%) percent per annum) calculated month1y, not in advance.

         The Licensed Program is subject to the terms of this Agreement and constitutes a perpetual, world-wide license.

The signing officer of L&H who executes   This License is granted only on its
this Agreement acknowledges that he has   signed acceptance by an authorized
read the entire agreement, that he        signing officer of BCB. No one is
understands it and that L&H agrees to be  authorized to change, alter or amend
bound by its terms and conditions.        terms or conditions of this Agreement
                                          the unless agreed to in writing by an
                                          officer of BCB.

Lernout & Hauspie Speech Products N.V.    BCB Voice Systems Inc.
Signed:
S:\\ Gaston Bastiens, CEO                 S:\\ Terry Graham

Name and Title: Gaston Bastiens, CEO      Name and Title: Terry Graham CHAIRMAN
Date: June 29, 2000                       Date: June 29, 2000

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1. DEFINITIONS

         The following terms are used in this Agreement, as defined in this paragraph:


         (1) "Licensed Program" shall mean a set of computer programs in source and object code which set of computer programs is owned by BCB and is specified on the face of this Agreement.

         (2) "Licensed Materials" shall mean user manuals, source code documentation, and any other documentation as may be reasonably requested by L&H for use with Licensed Program and consistent with the terms of this Agreement

         (3) "Licensed Program and Materials" shall mean both the Licensed Program and Licensed Materials as defined above.

2. GRANT OF LICENSE

         (1) Pursuant to the terms of this Agreement, BCB grants to L&H a perpetual, non-exclusive, non-assignable, non-transferable, world-wide source code license to (i) use and sublicense the use of the Licensed Program.(ii) modify the Licensed Program, (iii) create derivative works and (iv) incorporate the Licensed Program, including modifications and derivatives, into L&H product offerings for re-sale and distribution. Upon payment in full of the License Fees and Royalties set forth on the face of this agreement, said license shall be a fully paid-up license.

         (2) L&H shall also have the right to use the Licensed Materials to instruct its staff and end-users in the operation of the Licensed Program, and shall have the right to copy the Licensed Materials.

         (3) L&H shall have no right to sublicense under this Agreement except as set out above, and L&H sha1l not assign its license, whether voluntarily or by the operation of law or otherwise, without prior written approval of BCB, which shall not be unreasonably withheld.

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3. COPIES OF LICENSED MATERIALS


         Upon payment by L&H of the License Fee for the Licensed Program together with the first Royalties payment amount as specified on the face of this Agreement, BCB shall make available to L&H one copy of the Licensed Materials.


4. DATA CONVERSION

         L&H acknowledges that BCB has provided L&H with specifications for data formats for use with the Licensed Program, if not, BCB will provide such specifications to L&H upon request. L&H is responsible for conversion of its current data format for use with the Licensed Program.


5. LNSTALLATION AND TRAINING SERVICES

         (1) BCB will provide one person-day of installation assistance to assist L&H in installing the Licensed Program on L&H's computer, and in assisting L&H to convert L&H's database to BE compatible with the Licensed Program.

         (2) Upon written request of L&H, BCB will provide additional installation or training service or both at BCB's then prevailing daily rates, subject to availability of personnel. Reasonable out-of-pocket expenses incurred by BCB for travel, food and lodging and long distance telephone, telex or telegraph communication with respect to the training and installation services shall be paid by L&H.

         (3) Any written request by L&H for services under this paragraph must be signed by the person specified on the face of this Agreement (the "Project Liaison Person") or by a person to whom the Project Liaison Person has delegated authority.


6. LICENSE FEE

         (1) In consideration of the license granted by BCB to it, L&H shall pay to BCB, in lawful money of the United States of America, a combination of both a License Fee and Royalty Amounts as identified and payable at such times as specified on the face of this Agreement.


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         (2) In the event L&H fails or neglects to make any payment for the
Licensed Program when due, BCB may, subject to written notice to L&H and following a thirty (30) day cure period, at its option and in addition to any other right which it has under this Agreement or at law, delay delivery of any part of the Licensed Program until the payment is made.


7. DELIVERY

         The Licensed Program and Materials will be delivered to L&H at it's main office location in the United States of America upon the signing of this Agreement and receipt of payment from L&H by way of bank draft, certified or cashier's check of the total License Fee and Royalty Payment due on such date. BCB shall use its best efforts to meet this delivery date.


8. INSTALLATION AND ACCEPTANCE

         (1) Within five (5) days of the date of delivery of the Licensed Program to L&H, BCB shall install the Licensed Program on a computer that in BCB's opinion meets the required specification level and shall demonstrate to L&H that all programs specified on the face of this Agreement have been loaded onto such computer. BCB represents and warrants that it has previously delivered to L&H in writing the specifications for computers that meet BCB's minimum required specification level.

         (2) The Licensed Program is deemed accepted by L&H upon completion by BCB of the activities specified on paragraph 8(l).


9. WARRANTY

         (1) BCB warrants that the Licensed Program will perform in accordance with the Licensed Materials for a period of ninety (90) days following acceptance, if the Licensed Program is properly used as set forth in the Licensed Materials. This warranty is void if L&H or any third party changes or modifies the Licensed Program. The liability of BCB under this paragraph is limited to direct damages and the correction of any error or malfunction and shall not include liability for loss of data, loss of computer time, or any indirect or consequential damages as more specifically set out in paragraph 11 of this Agreement. This warranty only extends to those failures to perform communicated to BCB in writing within the ninety (90) days following acceptance of the Licensed Program.



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         (2) This warranty is in lieu of all other warranties or conditions, express or implied, including, but not limited to, warranties of merchantability and fitness for a particular purpose. No other warranties, express or implied, are given. BCB specifically does not warrant that the Licensed Program will meet all L&H's requirements, or will operate in all the combinations which may be selected for use by L&H, or that the operation of the Licensed Program will be error free or uninterrupted, or that all program defects will be corrected


10. INDEMNITY

         (1) BCB agrees to indemnify and hold L&H harmless against any and all losses, liabilities, judgments, settlements, awards and costs (including reasonable legal fees and expenses) arising out of or related to any claim against L&H by a third party that L&H's use or possession of the Licensed Programs and Materials or the license granted to L&H hereunder with respect thereto, infringes or vio1ates the copyright, trade secret or other proprietary right of any third party provided that L&H gives BCB prompt notice of any such claim of which it has actual knowledge and cooperates fully with BCB in the defense of such claim. BCB shall have the obligation and exclusive right to defend and settle at its sole discretion and expense all suits or proceedings arising out of the foregoing. No settlement of such claims (the "Settlement") shall be made by BCB without L&H's consent, unless such settlement provides no admission of any wrongdoing on the part of L&H. L&H shall have the right to settle any action, claim or threatened action without the prior written consent of BCB if such settlement results in no liability on the part of BCB. The preceding provisions relating to Settlement shall apply mutates mutandis in favor of BCB in the event that any such action, claim or threatened action is primarily based upon L&H modifications to the Licensed Program or derivative works created by L&H from the Licensed Program. Subject to the foregoing, in case use of the Licensed Programs and Materials is forbidden by a court of competent jurisdiction because of proprietary infringement. BCB will promptly, at its option either:

         (a) procure for L&H the rights to continue using the Licensed Programs and Materials:

         (b) substitute other software with equivalent functional capabilities or replace it with non-infringing Licensed Programs and Materials of equal performance and quality; or

         (c) modify the Licensed Programs and Materials so it becomes non-infringing.





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11. LIMITATION OF REMEDIES

         BCB's entire liability and L&H's exclusive remedy shall be as follows:

         (1) With respect to any claim concerning performance or non-performance by BCB pursuant to, or in any other way related to the subject-matter of this Agreement, or with respect to any claim of non-conformance of the Licensed Program to the terms of this Agreement, or any claim for breach or default by BCB, L&H's exclusive remedy shall be the recovery of its direct damages but only to the limit set forth in this section. This limitation shall apply whether or not the alleged breach by BCB is a breach of condition or fundamental term, or fundamental breach.

         (2) BCB's liability for damages to L&H for any cause, and regardless of the form of action, whether in contract or in tort including negligence, shall be limited to L&H's direct damages and shall not exceed the amounts paid by L&H for the Licensed Program.

         (3) In no event will BCB be liable for or L&H have a remedy for the recovery of:

                  (a) any special, indirect or consequential damages even if BCB has been advised of the possibility of them including, but not limited to, lost profits, lost revenues, failure to realize expected savings, or other commercial or economic losses of any kind; or

                  (b) any damages caused by L&H's failure to meet L&H's responsibilities.


         (4) Notwithstanding anything to the contrary herein the limitations described in Sections (1), (2), (3) and (11) hereof shall not apply with respect to damages of any kind incurred by L&H with respect to infringement or alleged infringement or allegations of infringement of any intellectual property rights of third parties with respect to the Licensed Program and Materials arising from the use or exploitation by L&H of the Licensed Program and Materials hereunder.

12. OWNERSHIP OF LICENSED PROGRAM AND CONFIDENTIALITY

         (1) L&H acknowledges that the Licensed Program and Materials are the property of BCB, and that the only rights which L&H obtains to the Licensed Program and Materials is the right of use in accordance with the terms of this license.

         (2) L&H will ensure that copyright, proprietary and trade secret notices of BCB will remain on the Licensed Program in machine-readable form, and on all Licensed Materials. The use of a copyright notice on the Licensed Program and Materials shall not be taken to indicate that they have been published.

         (3) L&H acknowledges that the Licensed Program and Materials contain proprietary and confidential information of BCB. L&H will take the same care to safeguard the Licensed Program and Materials as it takes to safeguard its own confidential information and this care shall not be any less than would be taken by a reasonable company to safeguard its information. Without limiting the generality of the foregoing, the Licensed Program shall be accessible only to those employees with a need for access to perform their duties, and Licensed Materials other than operator's manuals shall be stored in a locked place and shall be accessible only to those employees with a need for access in order to perform their duties. Employees having this access shall be specifically advised in writing of the confidentiality of the Licensed Program and Materials.

Operator's manuals shall prominently display a legend stating that they are the property of BCB and that they contain confidential information, and operators shall not be permitted to take them from their workstations.

         (4) No copies of any portions of the Licensed Program or Licensed Materials shall be made by L&H or L&H's employees except in connection with the licensed rights and uses hereunder, save that L&H may make one copy of the Licensed Program and updates or enhancements (if any) in machine-readable form for archival and back-up purposes. Any such copy shall become the property of BCB.
         (5) L&H will not derive or attempt to duplicate, or permit or help others to derive or duplicate, the source code relating to the Licensed Program for any purpose other than as stated in this Agreement.

         (6) In order to assist BCB in the protection of its proprietary rights with respect to the Licensed Program and Materials, L&H shall permit BCB to inspect, after reasonable written notice by BCB, during normal business hours the facility at which the Licensed Program is used and any facility at which the Licensed Program or Licensed Materials are stored. L&H shall advise BCB on demand of all locations where the Licensed Program or any Licensed Materials, or both, are stored, and shall provide BCB with access to the Licensed Program and Materials, including any copies of them.



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13. DEFAULT

         (1) Failure by BCB or L&H to comply with any term or condition of this Agreement shall entitle the other party to give the party in default written notice requiring it to make good the default.

         (2) If the default complained of has not been cured within thirty (30) days following receipt of this notice, the notifying party shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement by giving notice to take effect immediately.

         (3) The right of either party to terminate this Agreement under this Agreement shall not be affected by its failure to take action with respect to any previous default.

         (4) It is recognized by the parties that the confidentiality of the Licensed Program and Materials is of great and central importance to the business of BCB. The parties therefore agree that if L&H shall breach any term of paragraph 12 of this Agreement, then BCB shall have the right, at its election, to terminate this Agreement forthwith without notice.

         (5) This Agreement shall terminate immediately and automatically upon written notice to L&H if L&H (i) is not paying its debts as such debts generally become due, (ii) becomes insolvent, (iii) files or has filed against it a petition (or other document) under any bankruptcy law or similar law, which is unresolved within sixty (60) days of the filing of such petition (or document),
(iv) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, (v) makes a general assignment or trust mortgage for the benefit of creditors, or (vi) if a receiver, trustee, custodian or similar agent is appointed or takes possession of any of L&H's property or business.

14. PROCEDURE ON TERMINATION

         (1) Upon termination of this Agreement, whether by expiration of its term or by reason of default of a party, L&H shall return the Licensed Program and Materials and any copies of them to BCB and shall certify, under the hand of a duly authorized officer of L&H, that the original and all copies of the Licensed Program and Licensed Materials have been given to BCB, all records or copies of the Licensed Program or Materials in computer memory have been destroyed, and that no copies of any part of the Licensed Program and Materials, in any form, remain in the possession or control of L&H.


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         (2) Termination of this Agreement shall not affect any right of action of either party arising from anything that was done or not done, as the case may be, prior to the termination taking effect.

15. SUPERVENING EVENTS

         Neither party shall be liable for delay or failure in performance resulting from acts beyond the control of that party, including, but not limited to acts of God, acts of war, riot, fire, flood, or other disaster, acts of government, strike, lock-out, communication line or power failures (unless by reason of the negligence of a party to this Agreement) or failure or inoperability of any software other than the Licensed Program.


16. GOVERNING LAW AND ENFORCEMENT OF AGREEMENT

         This Agreement and all documents related hereto by common accord have been drafted (or will be drafted, as the case may be) in the English language and shall be governed by and interpreted in accordance with the internal laws of the Province of Ontario (regardless of the laws that might otherwise govern under applicable Ontario principles of conflicts of law) and each of the parties irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

         For greater certainty, the International Sale of Goods Act, RS.O. 1990,
c. I.10, and the United Nations Convention on Contracts for the International Sale of Goods set out in the schedule thereto shall not apply to the governance or any interpretation of this Agreement.

         All amounts payable hereunder shall be paid in lawful currency of the United States of America. In the event an order is made by a court of competent jurisdiction, the parties hereby expressly agree that any payment made in accordance with such order which is made in foreign currency will he converted to Canadian Dollars based on the closing telegraphic transfer foreign exchange rate quoted by the head office in Ontario for the Royal Bank of Canada for the date on which the amount is payable, or if it is not open on that date, then on the most recent previous date on which it was open. If any such amount is not paid on the due date, and if the exchange rate on the due date differs from that on the date when the payment is actually made, then the rate most favourable to the payee shall apply. The Royal Bank of Canada includes any successor bank or other financial institution arising through mergers and acquisitions.


         17. ASSIGNMENT

         L&H shall have no right to assign the benefit of this Agreement without express written

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permission from BCB. In the event that L&H merges with another company or sells or assigns its entire business to another company, BCB will not withhold unreasonably its permission to assign the benefits of this Agreement to that other company, provided that BCB is reasonably satisfied that the confidentiality of the Licensed Program and Materials will be maintained. No consent shall be required in the event that L&H is the surviving entity in the case of a merger or similar combination.


18. NOTICE

         Any notice required or permitted to be sent under this Agreement shall be sent to the addresses specified on the face of this Agreement by prepaid registered mail, return receipt requested. Notice so sent will be deemed effective on the third (3rd) day following mailing except in the case of a mail strike or disruption of postal services. In the case of an actual or apprehended mail strike or disruption of mail services, notice shall be delivered by hand (and shall be signed for by the recipient) or by courier service.


19. ENTIRE AGREEMENT

         (1) This Agreement and any schedule attached to it and initialled or signed by both parties contains the complete and exclusive statement of the agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties of any kinds whether oral or written. No oral or written representation that is not expressly contained in this Agreement is binding on either party hereto.

         (2) If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be severed front this Agreement and the other provisions shall remain in full force.

         (3) A term or condition of this Agreement can be waived or modified only by written consent of both parties. Forbearance or indulgence by either party in any regard shall not constitute a waiver of the term or condition to be performed, and either party may invoke any remedy available under this Agreement or by law despite the forbearance or indulgence.


         (4) Title and paragraph headings contained in this Agreement are for the purposes of reference only, and shall not affect the interpretation of this Agreement.